EXHIBIT 99.2

OPENTV CORP.

Fourth Quarter and Full Year 2007 Investor Conference Call

Transcript of Prepared Remarks

February 21, 2008

2:00 p.m. PST

Operator

Good day, ladies and gentlemen. Thank you very much for your patience and welcome to the fourth quarter and full year 2007 OpenTV Corp. earnings conference call. My name is Karen. I’ll be your conference coordinator today. [Operator instructions] I would now like to turn the call over to the host, Mr. Mark Beariault, General Counsel. Please proceed.

Mark Beariault – OpenTV Corp. – General Counsel

Thank you, Karen. Good afternoon and welcome to OpenTV’s fourth quarter and full year 2007 financial results call.

I’d like to remind you that, during this call, members of OpenTV’s management in addition to discussing the actual results of this past quarter will be making forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.

For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings and distribution, our ability to maintain the momentum in our revenue growth and to achieve positive net income, and our financial guidance for 2008, are all forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the Securities and Exchange Commission and any updates to those risk factors contained in our quarterly reports on Form 10-Q and the other documents that we file from time to time with the SEC.

Those documents and reports can be viewed on the investor relations page of our Web site. We undertake no obligation to update or revise any of our forward looking statements, whether as a result of new information, future events, or otherwise.

In addition, during this call we will also refer to certain non-U.S. GAAP financial measures, such as Adjusted EBITDA and Billings, which management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to U.S. GAAP measures on the investor relations page of our Web site. We will also make available a web cast replay of this conference call on our Web site. With that, I’ll turn the call over to Ben Bennett, Acting Chief Executive Officer of OpenTV.

Ben Bennett – OpenTV Corp. – Acting Chief Executive Officer

Thank you, Mark. And welcome, everyone, to OpenTV’s fourth quarter and full year 2007 earnings call. Joining me on the call today is Shum Mukherjee, Executive Vice President and our CFO.

2007 was an important year of transition for OpenTV. During the year, we refocused our strategy on growing our core businesses and ensuring that we have the engineering processes, organization and financial discipline in place to achieve our goal of sustained profitability. This has required the company to make some difficult decisions in the past 6 months, but we are confident that these decisions will bear fruit for our shareholders, customers and staff alike in the medium to long term.

Let me give you a brief summary of the headline results. For 2007, we met our revenue guidance with revenues of $110.0 million, a 16% increase over 2006. In addition, we significantly improved our net loss from a loss of $10.8m in 2006 to a loss of $5.2m in 2007. Our results for the fourth quarter of 2007 include revenues of $38.2m, billings of $27.8m and net income from continuing operations of $12.3m. Shum will provide additional details later in the call.

So looking ahead, we have sharpened our focus on growing our middleware and advertising businesses with specific emphasis around standard product offerings. Both of these businesses are profitable on an EBITDA basis and enjoy good growth potential. Middleware billings continue to grow at 15% per year and are a significant contributor to overall cash flow.

I want to highlight some of the changes we have made that will have a positive impact on the business moving forward:

•	First, we have simplified our operating structure by reorganizing from 8 lines of business to 2 primary reporting segments, namely Middleware Solutions and Advertising Solutions.

•	Second, we have removed unprofitable non-core businesses such as PlayJam, NASCAR and BettingCorp.

•	Third, we have implemented clear P and L accountability within the organization and have taken a number of cost reduction and control steps particularly around headcount and subcontractor expenses.

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Fourth, we are actively implementing a third party middleware distribution strategy that is intended to expand the OpenTV ecosystem of partners. A successful example of this is our collaboration with Nagravision, with whom we have won 4 new networks within the last 6 months alone, including our latest win in Portugal with TV Cabo, a sizeable network operator with over 1.5M subs.

•	And lastly, we have recently set up a company-wide Project Management Office aimed at driving consistency in our global project management standards and operating procedures.

Within our middleware business, we continue to focus on the timely delivery of an innovative roadmap. To that end, our focus is on delivering robust Standard Definition and High Definition platforms that support:

•	time-shifted content through PVR;

•	on-demand content in the forms of Push, Pull, and real-time streamed Video on Demand;

•	hybrid networks utilizing broadband IP return paths; and

•	connectivity to third party USB devices that consumers can use for music, photos and even remote PVR functionality.

Many of our customers are embracing these features, such as NewsCorp and Liberty Global as well as some of our new customers such as Reliance in India, NET in Brazil and our most recent customer win, TV Cabo in Portugal. I also want to highlight that we are making good headway in extending our strategic relationship with the NewsCorp group in general as evidenced by our recent announcement with Sky Italia.

Within our advertising business, we are seeing an increased interest for advanced advertising solutions. These include campaign management solutions for Video on Demand, PVR, interactive and addressable advertising as well as tools for authoring and delivering advanced advertising content. We believe the market opportunity for advertising solutions is a significant one for OpenTV. Television spend in the US alone is approximately $70 billion, but there are a number of increasing threats to those dollars through new media outlets, like the Internet and mobile, as well as time-shifting technologies such as the PVR.

In the middle of 2008, our recently announced EclipsePlus product will be commercially available for deployment. This is an important milestone in the evolution of our campaign management solution that addresses key areas of functionality like web services as well as significant performance improvements that should create operational efficiencies for our customers. It also lays the foundation for additional features in support of non-linear advertising in subsequent releases.

Although the majority of our revenue from advertising is currently generated from our campaign management product, we are actively exploring new initiatives and technology that builds on our experience in the area of addressable advertising. We have considerable hands-on experience, technology and intellectual property in this area which should provide a significant competitive advantage for the company moving forward. We intend to use our expertise and technology to help our customers world-wide.

I now want to update you on a recent development regarding our efforts with Time Warner to deploy a middleware solution on legacy set-top boxes in the field. The original goal of this program was to provide a common user interface and interactive services platform across these older set-top boxes. As we have discussed on prior calls, this program has suffered from significant delays, due in part to the numerous changes in scope, particularly around the technical capabilities of the low-end legacy set-top box from Motorola. Recently, OpenTV and Time Warner completed a joint evaluation of the goals and the launch timing of the program.

This evaluation caused us to take a hard look at the economic model from a return on investment perspective. Given the delays in the schedule for commercial deployment, our projections of the number of legacy set-top boxes in the field at launch has decreased considerably, which has adversely impacted our revenue projections. Likewise, the drain on OpenTV and Time Warner resources has been higher than either party anticipated. Hence, after much discussion, OpenTV and Time Warner have jointly decided to put this program on indefinite hold.

Whilst we are disappointed that our original goal and economics for this deployment may not be realized, this is absolutely the right decision for the company. Our commitment to grow the company from a solid, profitable platform must not be undermined, and we simply cannot justify a loss-making program of this scale without reasonable assurance of future, profitable returns.

Time Warner revenues were not included in our 2008 outlook, which means that this decision will not have a meaningful impact on our 2008 guidance that Shum will provide on the call here today. Our long-term global outlook for middleware growth remains healthy as our biggest growth opportunities for middleware are in emerging markets such as India, China, Eastern Europe and Latin America as well as our more developed markets in EMEA and Japan.

I do want to emphasize here on the call that our relationship with Time Warner remains strong. Indeed, we are actively exploring new initiatives with senior executives at Time Warner, particularly around supporting the rollout of their OCAP or “Tru2way” program. Indeed, these efforts are consistent with our participation in, and support of, the CableLabs OCAP standard.

More generally, I want to reiterate our continued commitment to developing business in the North American Cable, Satellite and Telco markets for our middleware and related headend products and also our advanced advertising suite of products. Our continued relationships with companies such as Comcast, EchoStar, Time Warner, Bell ExpressVu, Starchoice and Innovative Systems are important references for the company.

Let me now discuss some key trends that we expect to positively impact OpenTV’s business in 2008 and beyond:

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First, growth in digital TV continues and we expect the analogue switch off in many countries to fuel this growth. As a result, our middleware business continues to show momentum on the customer front in several areas but particularly in some of the rapidly growing emerging digital television markets mentioned previously.

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Second, traditional PayTV markets are seeing increased competition and are deploying much more advanced digital solutions to support services such as HD, time shifted TV and connected devices. Middleware is a key component in rapidly launching and supporting these new services.

•

Third, end-to-end turnkey solutions are critical for penetrating emerging markets where customers demand both a commercial one-stop shop and off-the-shelf pre-integrated solutions. Our third party distribution strategy will help us address this requirement and we are confident that the synergies with companies such as Nagravision around an integrated product roadmap will bear fruit for OpenTV in the near future.

•

Fourth, we continue to renew contracts with existing customers and have begun up-selling and migrating many of our existing customers to our 5th generation middleware including customers such as MCA in South Africa, Digiturk in Turkey, Austar in Australia and others that we expect to announce in the near future.

•

And finally, significant advertising dollars are shifting from traditional TV to other forms of media. This is driving an urgent need for advanced technology solutions that can help stem this flow particularly in the US where broadcasters and operators are feeling the pressure. OpenTV is actively engaged in addressing this need in close collaboration with its customers such as Comcast and Time Warner.

In summary, we believe a newly organized OpenTV has a great opportunity ahead in both its middleware and advanced advertising technologies. When you consider that, of the 1.8 billion television households in the world today, only 10% are estimated to be digital, you can see there is significant growth opportunity. Some of this growth will be driven by new digital network launches in emerging markets and some by analogue switch-off that is taking place in many countries around the world.

Financially, we have been generating positive operating cash-flows now for three years. The fourth quarter of 2007 was one of our best quarters ever in terms of cash flow. Today, we have over $95 million in cash, no debt and, importantly, a management team committed to controlling costs tightly and achieving steady but scalable and profitable growth.

Last but not least, I am extremely proud of our announcement earlier this week that we surpassed a significant industry milestone of more than 100 million OpenTV enabled digital devices worldwide. This is a tremendous milestone for the company and illustrates our continued leadership with over a 58% share of the worldwide market for middleware. However, it is not lost on me or indeed our shareholders that creating a growing, scalable and profitable business based on this success is of absolute paramount importance.

With that I will now turn the call over to Shum to review our 2007 results and outlook for 2008. Shum?

Shum Muhkerjee – OpenTV Corp. – EVP, CFO

Thank you Ben and good afternoon everyone. I will first discuss the PlayJam sale, then talk about Q4 and full year 2007 and finally give guidance for 2008.

We completed the sale of our PlayJam unit in December to a private company based in London. Consideration for the sale included an initial cash element of $225K, an ongoing equity interest of 19% in the acquiror and contingent consideration of up to approximately $5.7m based upon the acquiror’s achievement of certain income metrics and realization of net operating losses for tax purposes. We recorded only $225K as income due to the contingent nature of the remaining consideration. This income was offset by the carrying value of the assets, resulting in a loss of $5.2m which has been recorded as a discontinued operation in 2007. All historic PlayJam related revenues and costs have been reclassified as a discontinued operation. With the closure of this sale, we have also restructured our reporting segments into Middleware Solutions and Advertising Solutions. The units that were previously part of the Applications and BettingCorp segments now form the basis of the new Advertising Solutions segment.

Billings in Q4 07 were $27.8m, 5% over Q4 06, reflecting a $2.9m or 13% increase in Middleware billings, primarily driven by increased billings to UGC. The increase in Middleware billings was partially offset by lower billings of $1.3m in the Applications and Participate product lines.

Revenues in Q4 07 were $38.2m, up 52% over Q4 06, primarily driven by the recognition of $10.8m of previously deferred revenues related to UGC. Excluding the impact of UGC, Q4 2007 revenues are up 5% compared to Q4 2006.

Net Income from continuing operations in Q4 07 was $12.3m compared to a loss of $3.5m in Q4 06. There were three unusual items impacting net income in the quarter.

First, as Ben mentioned, OpenTV and Time Warner made the joint decision to put our middleware project on indefinite hold, and as a result we expensed in Q4 07 $2.2m of previously capitalized costs related to Time Warner.

Second, we recorded a gain of $1.7m related to the sale of a cost investment in a private company called Health Hero Network and a gain of $1.5m related to the settlement of the Liberate litigation.

And finally, we recognized the remaining balance of deferred UGC revenues, which increased revenues by $10.8m and net income by $8m.

Excluding these unusual items, net income in Q4 07 would have been $3.3m compared to a loss of $3.6m in Q4 06.

Full year billings were $108.4m, $10.2m or 10% over 2006, reflecting gains of 16% and 23% respectively from our Middleware and Advertising product lines partially offset by declines of $1.7m from our Applications product line and $2.3m from our Betting and Gaming product line which we closed in 2006. Full year billings were $6m below the mid-point of our original guidance for 2007, reflecting delays in implementing certain projects.

Full year 2007 Revenues were $110.0m, $14.8m or 16% over 2006 full year revenues, reflecting gains of 23% and 17% respectively from our Middleware and Advertising product lines partially offset by declines from our Applications, Participate and Betting and Gaming product lines. Full year revenues were equal to the high end of our original guidance for 2007.

Full year Net Loss from Continuing Operations was $300,000 compared to a net loss of $10m in 2006. Also, net loss from continuing operations for 2007 was better than our original guidance for 2007.

Cash generated from Operations was $16.6m in 2007 driven largely by EBITDA of $8m and improvements in working capital. Our cash portfolio on December 31, 2007 was $81.8m compared to $65m on December 31, 2006. Also, we recently received $14.3m from Liberty representing the final portion of their capital contribution; accordingly, our cash balance is currently over $95m.

Deferred revenue at year-end 2007 was $24.1m, slightly below deferred revenue of $25.6m at year-end 2006.

I’d like to wrap up the 2007 discussion by summarizing a few key points about performance and actions we’re taking to improve profitability, and then I’ll close with our guidance for 2008.

Clearly, 2007 was a year with a number of unusual items, but let’s step back for a moment and consider a few metrics based on the last 3 years:

We continue to maintain our market leadership in the Middleware segment.

More than 100m OpenTV-enabled digital devices have been shipped by more than 50 network operators and more than 40 manufacturers.

Our average billings growth has been 20% a year between 2003 and 2007.

We have generated positive operating cash flow in each of the last three years compared to operating cash flow losses of $16.2m in 2004 and $42m in 2003.

We have restructured the company to move from 8 lines of business to 2 primary reporting segments and have eliminated many of our loss making businesses like BettingCorp, NASCAR and Playjam.

We believe these actions will enable us to deliver products quicker and at lower costs and will also enable us to reduce the time lag between winning an order, launching the product and recognizing revenues.

Looking ahead into 2008, our expectations are for full year billings to be in the range of $122 million to $132 million representing a growth of between 13% and 22% over 2007. Full year 2008 GAAP revenues are expected to be slightly down to flat in the range of $105 million to $115 million with a mid-point of $110m.

Our key goal in 2008 is to be net income positive for the full year and to focus our sales, marketing and delivery efforts around long term growth of our strategic Middleware Solutions and Advertising Solutions segments. Net income is expected to be a moderately negative loss in the first half of 2008 and to be between breakeven and slightly positive for the full year 2008.

And now, Ben, Mark and I will be pleased to answer your questions.